Exhibit 10.24

BUSINESS DEVELOPMENT AND STRATEGY
CONSULTING AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into this 20th day of June 2011 (the “Effective Date”) by and between Dela Wosornu, a Consultant  from  Accra, Ghana, (hereinafter referred to as "Consultant"), and Blue Sphere Co., a company duly organized under the law of the State of Nevada and having an usual place of business at:  35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500(hereinafter referred to as the “Blue Sphere” or as the “Company”).

WITNESSETH:

WHEREAS, the Consultant and the Company has previously entered into a consulting agreement (“Previous Agreement”) pursuant to which the Consultant has been providing consulting service for the Company in exchange for a share of the profits to be derived from each project introduced to the Company by the Consultant.  To further motivate the Consultant to continue performing such services, the Company hereby offers the Consultant equity compensation upon the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.           CONSULTING ARRANGEMENT.  Blue Sphere hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities to render advice and consulting on a as available basis as may be requested by the Company from time to time during the term of this Agreement in connection with the Company's business throughout Africa and worldwide. Said consulting services shall include, but not be limited to general business services.  Consultant shall use its best efforts to keep the Company informed of all corporate business opportunities which shall come to its attention and appear beneficial to the Company’s business so that the Company can obtain the maximum benefits from Consultant’s knowledge, experience, and personal contacts. Such services shall also include, but not be limited to:

1.	Identify business opportunities in the clean energy production and gases emission reduction in Ghana and its neighboring countries.

2.
Maintain communication with the relevant business community in Ghana and its neighboring countries and with relevant government institutions there and keep the Company updated about the developments in the fields of activity of the Company and in the regulation in Ghana and its neighboring countries.

3.	Represent the Company in Ghana and its neighboring countries at pre negotiations and at negotiations on potential business.

2.           SCOPE OF SERVICES & RELATIONSHIP BETWEEN PARTIES.  During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor.  Consultant shall not be considered as having an employee status vis-à-vis the Company, or by virtue of this Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Company.  The Company shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Company against nonpayment thereof.

3.           COMPENSATION FOR THE CONSULTING ARRANGEMENT.

(a)
Equity Compensation: Consultant shall be entitled to 6,500,000 shares of the Company’s common stock with all voting rights that are hereby granted by the Company.  All shares granted by the Company will be restricted for a period of 24 months and will be held in escrow by JSBarkats, PLLC, the Company’s law firm having a usual place of business at 18 East 41st Street, 19th Floor, NY, NY 10017.

(b)
Claw Back provision: Both parties agree that in the event that the Company has not closed 6 additional deals (i.e., not counting deals signed to-date) through the services given by the Consultant within 18 months from the effective date, the Consultant must return an aggregate of 5,500,000 shares of the company common Stock to treasury out of 6,500,000 that he is entitled under this Agreement. It is agreed by the Parties that the Company has the sole sovereignty to decide on closing or rejecting deals and/or on accepting or rejecting proposals, for whatever reason, made by the Consultant.

4.           TERM OF CONSULTING ARRANGEMENT.  The Consulting Arrangement shall begin effective as of the Effective Date and shall continue for at least a period of twenty four (24) months from the Effective Date (the "Consulting Period").  This Agreement may be terminated by the Company upon thirty (30) days written notice, and only the pro rata share vested shall be deemed granted.

5.           CONFIDENTIALITY COVENANTS.

5.1          Agreements of the Consultant.  In consideration of the compensation and benefits to be paid or provided to the Consultant by the Company under this Agreement, the Consultant covenants as follows:

Confidentiality.

(i)
During and following the Consulting Period, the Consultant will hold in confidence any information that the Company informs Consultant to treat as Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

(ii)
None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iii)
The Consultant will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Consultant's duties) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Consultant recognizes that, as between the Company and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant will return to the Company all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, sketches, or other physical embodiment of any of the Proprietary Items.

5.2          Disputes or Controversies.

(i)
The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

(ii)	The Company shall not hold Consultant liable nor responsible for any due diligence.

5.3          Definitions.

For the purposes of this Section 5, "Confidential Information" shall mean any and all:

(i)
trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, designs, sketches, photographs, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans;

(ii)
information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(iii)	notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

6.           NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

(a)         if to the Company, to:
to JSBarkats, PLLC
located 18 East 41st Street
19th Fl.
New York, NY 10017

(b)         if to Consultant, at:

[_____________]

7.           ENTIRE AGREEMENT.  This Agreement contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and except for the commission agreement signed on [insert date] supersedes all prior agreements and undertakings between the parties with respect to such matters.  This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

8.           INDEMNIFICATION.  Consultant and Company hereby agree to hold harmless and indemnify each other from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same).

9.           SEVERABILITY.  Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein.  In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

10.         CHOICE OF LAW.  This Agreement shall be interpreted and performed in accordance with the laws of the State of New York and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement

IN WITNESS WHEREOF, Consultant has hereunto put its hand, and the Company has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

Blue Sphere, CO.	The Consultant

By:	By:
Shlomi Palas,	Dela Wosornu
Chief Executive Officer